EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

AF FINANCIAL GROUP ANNOUNCES

COMPLETION OF ITS ODD-LOT TENDER OFFER

West Jefferson, North Carolina - (February 22, 2008) - AF Financial Company (OTCBB: ASFE) today announced that its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close on December 13, 2007 expired at 5:00 p.m., Eastern Standard Time, on Friday, February 22, 2008. The Company has accepted for purchase pursuant to the odd-lot tender offer 3,698 shares of its common stock from tendering shareholders. The Company will pay $20.00 for each share purchased, and payment for the shares tendered will be made promptly.

Resulting in large part from the shares purchased in this odd-lot tender offer, the Company estimates that it now has fewer than 300 shareholders of record, which is required in order for the Company to qualify to de-register its common stock with the Securities and Exchange Commission and go private. Thus, the Company’s Board of Directors anticipates that the Company will de-register its common stock and cease being a reporting company under the Securities and Exchange Act of 1934, as amended. In addition, AF Financial Group will notify the OTCBB of this filing, and its common stock will cease to be quoted on the OTCBB.